Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-233198) of Global Ship Lease, Inc., of our report dated March 29, 2019 relating to the consolidated financial statements, which appears in Global Ship Lease, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

September 24, 2019

PricewaterhouseCoopers SA, 268 Kifissias Avenue, 15232 Halandri, Greece

T: +30 210 6874400, F: +30 210 6874444, www.pwc.gr

260 Kifissias Avenue & Kodrou Str., 15232 Halandri, T: +30 210 6874400, F:+30 210 6874444

17 Ethnikis Antistassis Str., 55134 Thessaloniki, T: +30 2310 488880, F: +30 2310 459487